Exhibit 10.1

Split-Dollar Agreement

THIS AGREEMENT (the “Agreement”) is made and entered into as of the 10th day of November, 2008 by and among NBT BANCORP INC., a Delaware corporation, and NBT BANK, N.A., a national banking association organized under the laws of the United States (collectively, the “Bank”), and NBT BANK, N.A., a corporate trustee, residing in the State of New York (the “Trustee”), for the Martin A. Dietrich Irrevocable Life Insurance Trust No. 1 (the “Trust”).

WHEREAS, Martin A. Dietrich (the “Employee”) is employed by the Bank as its president and chief executive officer;

WHEREAS, the Employee wishes to provide additional life insurance protection for his family in the event of his death;

WHEREAS, the Bank is willing to pay the premiums due on a policy of life insurance as an employment benefit for the Employee, on the terms and conditions hereinafter set forth;

WHEREAS, the Bank and the Employee have applied for Insurance Policy Number 207089857 on the life of the Employee (the “Policy”) from Metropolitan Life Insurance Company (the “Insurer”) in the face amount of $4,000,000 pursuant to which the Bank will be the owner of the Policy;

WHEREAS, the Bank, the Employee and the Trustee have agreed to make the Policy subject to this Agreement; and

WHEREAS, it is understood and agreed that this Agreement is to be retroactively effective as of the date on which the Policy was issued by the Insurer.

NOW, THEREFORE, in consideration of the premises and of the mutual promises contained herein, the parties hereto agree as follows:

1.            Insurance Policy.

The Bank shall purchase the Policy from the Insurer and shall be the sole and absolute owner of the Policy.  The sole purpose of this Agreement is to provide a death benefit payable on the death of the Employee during the term of this Agreement.  The parties agree that the Policy shall be subject to the terms of this Agreement and of the endorsement to the Policy filed with the Insurer to implement the provisions of this Agreement.  The Bank may exercise all ownership rights granted to the owner of the Policy by the terms thereof, except as otherwise provided in this Agreement.  The Bank shall be the direct beneficiary of the total death proceeds, less (a) $2,000,000 or (b) $750,000 if the Employee is a member of the Board of the Bank but no longer an executive officer of the Bank at the time of his death (the “Bank’s Interest in the Policy”).  The Bank will keep possession of the Policy.  The Bank agrees to make the Policy available at reasonable times to the Trustee or the Insurer for the purpose of endorsing or filing any change of beneficiary on the Policy for the portion of the death proceeds that is in excess of the Bank’s Interest in the Policy, but the Policy shall thereafter be promptly returned to the Bank.  Any indebtedness on the Policy will first be deducted from the proceeds payable to the Bank.  Also, any collateral assignment made by the Bank will be deducted from the proceeds payable to it.

2.            Election of Settlement Option and Beneficiary.  By notice to the Bank, the Trust may select the settlement option for payment of, and the beneficiary or beneficiaries to receive, the portion of the death benefit provided under the Policy in excess of the Bank’s Interest in the Policy.  Upon receipt of such notice, the Bank shall execute and deliver to the Insurer the forms necessary to elect the requested settlement option and to designate the requested person, persons or entity as the beneficiary or beneficiaries to receive such portion of the death proceeds of the Policy.  The Bank and the Trust hereto agree to take all actions necessary to cause the beneficiary designation and settlement election provisions of the Policy to conform to the provisions hereof.  The Bank shall not terminate, alter or amend such designation or election without the express written consent of the Trust.

3.            Policy Dividends.  Any dividend declared on the Policy shall be either applied to reduce the premium payments on the Policy agreed to be paid by the Bank pursuant to Section 4 herein or to purchase paid up additions to the Policy, at the discretion of the Bank.

4.            Payment of Premiums.  The Bank shall pay a sufficient amount of premiums to the Insurer to maintain the Policy in force, and shall, upon request, provide evidence to the Trustee that the Policy remains in force.  The Bank shall annually furnish the Trustee a statement of the amount of income reportable by the Employee for federal and state income tax purposes, as a result of the insurance protection provided on the Employee’s life.

5.            Limitation on the Bank’s Rights in the Policy.  The Trust will have rights set out in Section 2 hereof with respect to the death benefit provided under the Policy to be held in Trust for the benefit of the Trust’s beneficiary or beneficiaries in excess of the Bank’s Interest in the Policy.  The Bank shall not sell, surrender, change the insured or assign or transfer ownership of the Policy except after termination of the Agreement pursuant to Section 6 hereof; other than for the purpose of obtaining a loan against the Policy.  The aggregate amount of such loans, together with the unpaid interest accrued thereon, will at no time exceed the lesser of (a) the Bank’s Interest in the Policy or (b) the loan value of the Policy as determined by the Insurer.  The Bank will not take any action dealing with the Insurer that would impair any right or interest of the Trustee on behalf of the Trust in the Policy.  Without limiting the foregoing, following termination of this Agreement, to the extent permitted by the Policy, the Bank may designate any officer or other employee of the Bank as the insured under the Policy and may continue this Agreement with such officer or employee; provided, however, pursuant to this Agreement the Bank cannot assign, transfer, convey or sell the Policy to the Employee or any agent of the Employee for the Employee’s behalf.  The exercise by the Bank of the right to surrender the policy or to change the insured will terminate the rights of the Trustee on behalf of the Trust in the Policy.

6.            Termination of the Agreement During the Employee’s Lifetime.  This Agreement may be terminated at any time while the Employee is living by a written instrument signed by the Bank and the Trustee, provided, that the Bank may terminate this Agreement by written notice to the Trustee at any time after the Employee has ceased to be either the President and Chief Executive Officer or a member of the Board of the Bank other than by reason of disability (as defined pursuant to the Bank’s Long-Term Disability Plan) or because of his death; and, in any event, this Agreement will terminate upon termination of the Employee’s employment with the Bank or the cessation of his membership on the Board of the Bank for any reason whatsoever other than Employee’s disability or death, provided, however, that upon termination of this Agreement, the Bank cannot assign, transfer, convey or sell the Policy to the Employee or any agent of the Employee for the Employee’s behalf.

7.            Insurer Not a Party.  The Insurer shall be fully discharged from its obligations under the Policy by payment of the Policy death benefit to the beneficiary or beneficiaries named in the Policy, subject to the terms and conditions of the Policy.  In no event shall the Insurer be considered a party to this Agreement, or any modification or amendment hereof.  No provision of this Agreement, nor of any modification or amendment hereof, shall in any way be construed as enlarging, changing, varying, or in any other way affecting the obligations of the Insurer as expressly provided in the Policy, except insofar as the provisions hereof are made a part of the Policy by the beneficiary designation executed by the Bank and filed with the Insurer in connection herewith.  The Insurer shall not be obligated to inquire as to the distribution of any monies payable or paid by it under the Policy on the Employee’s life pursuant to the terms of this Agreement.

8.            Named Fiduciary, Determination of Benefits, Claims Procedure and Administration.

(a) The Bank is hereby designated as the named fiduciary under this Agreement.  The named fiduciary shall have authority to control and manage the operation and administration of this Agreement, and it shall be responsible for establishing and carrying out a funding policy and method consistent with the objectives of this Agreement.

(b) (1) Claim

A person who believes that he or she is being denied a benefit to which he or she is entitled under this Agreement (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Bank, setting forth his or her claim.  The request must be addressed to the general counsel of the Bank at its then principal place of business.

(2) Claim Decision.

Upon receipt of a claim, the Bank shall advise the Claimant that a reply will be forthcoming within 90 days and shall, in fact, deliver such reply within such period.  The Bank may, however, extend the reply period for an additional 90 days for reasonable cause.

If the claim is denied in whole or in part, the Bank shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth: (a) the specific reason or reasons for such denial; (b) the specific reference to pertinent provisions of this Agreement on which such denial is based; (c) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; (d) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (e) the time limits for requesting a review under subsection (3) and for review under subsection (4) hereof.

(3) Request for Review.

Within 60 days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Bank review the determination of the Bank.  Such request must be addressed to the general counsel of the Bank, at its then principal place of business.  The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Bank.  If the Claimant does not request a review of the Bank’s determination within such 60 day period, he or she shall be barred and estopped from challenging the Bank’s determination.

(4) Review of Decision.

Within 60 days after the general counsel’s receipt of a request for review, he or she will review the Bank’s determination.  After considering all materials presented by the Claimant, the general counsel will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement on which the decision is based.  If special circumstances require that the 60 day time period be extended, the Secretary will so notify the Claimant and will render the decision as soon as possible, but no later than 120 days after receipt of the request for review.

9.            Amendment.  This Agreement may not be amended, altered or modified, except by a written instrument signed by the parties hereto, or their respective successors or assigns, and may not be otherwise terminated except as provided herein.

10.          Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Bank and its successors and assigns, and the Trustee for the benefit of the Trust and its beneficiary or beneficiaries.

11.          Notices.  Any notice, consent or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same.  If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party’s last known address as shown on the records of the Bank.  The date of such mailing shall be deemed the date of notice, consent or demand.

12.          Governing Law.  This Agreement, and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of the United States, to the extent applicable, and otherwise by the laws of the State of New York applicable to contracts entered into and performed wholly within its borders.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in duplicate, as of the day and year first above written.

NBT Bancorp Inc.

By:	/s/ Daryl R. Forsythe
Title:	Chairman

NBT Bank, N.A.

By:	/s/ Daryl R. Forsythe
Title:	Chairman

NBT Bank, N.A., as Trustee

By:	/s/ Timothy J. Handy
Title:	Corporate Senior Vice President